-----------------------------                                                                          -----------------------------
|          FORM 4           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
[_]  Check this box                                                                                    | OMB Number:     3235-0287 |
     if no longer subject            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES        | Expires: January 31, 2005 |
     to Section 16. Form 4                                                                             | Estimated average burden  |
     or Form 5 obligations           Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
     may continue. See                Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
     Instruction 1(b).                       Company Act of 1935 or Section 30(h) of the
                                                   Investment Company Act of 1940
(Print or Type Responses)
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| 1. Name and Address of             | 2. Issuer Name and Ticker or Trading Symbol| 6. Relationship of Reporting Person(s)         |
|    Reporting Person*               |                                            |     to Issuer (Check all applicable)           |
|                                    | Acadia Realty Trust (AKR)                  |                                                |
| Dworman, Ross                      ----------------------------------------------    |X| Director             |_| 10% Owner      |
|                                    | 3. IRS                  | 4. Statement for |    | | Officer (give title  |_| Other (specify |
--------------------------------------    Identification       |    Month/Day/Year|                 below)                 below)  |
|   (Last)    (First)    (Middle)    |    Number of            |                  |                                                |
|                                    |    Reporting Person,    |     03/04/2003   |     Chairman                                   |
| c/o   Acadia Realty Trust          |    Person, if an        ---------------------------------------------------------------------
| 20 Soundview Marketplace           |    entity               | 5. If Amendment, | 7. Individual or Joint/Group Filing            |
--------------------------------------    (voluntary)          |    Date of Orig- |        (Check Applicable Line)                 |
|             (Street)               |                         |    inal (Month/  |                                                |
|                                    |                         |    Day/Year)     |    |X| Form filed by One Reporting Person      |
| Port Washington, NY 11050          |  ###-##-####            |                  |    |_| Form filed by More than One Reporting   |
|                                    |                         |                  |        Person                                  |
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|   (City)    (State)    (Zip)       |      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned      |
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| 1.                  | 2.      | 2A.     | 3.        | 4.                                  | 5.            | 6.        | 7.       |
| Title of Security   | Trans-  | Deemed  | Trans-    | Securities Acquired (A)             | Amount of     | Owner-    | Nature of|
| (Instr. 3)          | action  | Execu-  | action    | or Disposed of (D)                  | Securities    | ship      | Indirect |
|                     | Date    | tion    | Code      | (Instr. 3, 4 and 5)                 | Beneficially  | Form:     | Bene-    |
|                     |         | Date,   | Instr. 8) |                                     | Owned Follow- | Direct    | ficial   |
|                     | (Month/ | if any  --------------------------------------------------- ing Reported  | (D) or    | Owner-   |
|                     | Day/    | (Month/ |       |   |                |(A)|                | Transaction(s)| Indirect  | ship     |
|                     | Year)   | Day/    |       |   |                |or |                | (Instr. 3     | (I)       | (Instr.  |
|                     |         | Year)   | Code  | V |     Amount     |(D)|     Price      |  and 4)       | (Instr.4) |  4)      |
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|                     |         |         |       |   |                |   |                |               |           |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                  Page 1 of 3 Pages

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| FORM 4 (continued)                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                 |
|                                           (e.g., puts, calls, warrants, options, convertible securities)                         |
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|1.         |2.      |3.      |3A.     |4.     |5.          |6.               |7.               |8.      |9.       |10.    |11.    |
|Title of   |Conver- |Trans-  |Deemed  |Trans- |Number of   |Date Exer-       |Title and Amount |Price   |Number   |Owner- |Nature |
|Derivative |sion    |action  |Execu-  |action |Derivative  |cisable and      |of Underlying    |of      |of       |ship   |of     |
|Security   |or      |Date    |tion    |Code   |Securities  |Expiration       |Securities       |Deriv-  |Deriv-   |Form   |In-    |
|(Instr. 3) |Exer-   |(Month/ |Date,   |(Instr.|Acquired (A)|Date             |(Instr. 3 and 4) |ative   |ative    |of     |direct |
|           |cise    |Day/    |if any  | 8)    |or Disposed |(Month/Day/      |                 |Secur-  |Secur-   |Deriv- |Bene-  |
|           |Price   |Year)   |(Month/ |       |of(D)       |Year)            |                 |ity     |ities    |ative  |ficial |
|           |of      |        |Day/    |       |(Instr. 3,  |                 |                 |(Instr. |Bene-    |Secur- |Owner- |
|           |Deriv-  |        |Year)   |       | 4 and 5)   |                 |                 | 5)     |ficially |ity:   |ship   |
|           |ative   |        |        |       |            |-----------------------------------|        |Owned    |Direct |(Instr.|
|           |Secur-  |        |        |       |            |        |        |        |        |        |Following|(D) or | 4)    |
|           |ity     |        |        |       |            |        |        |        |Amount  |        |Reported |In-    |       |
|           |        |        |        |       |            |Date    |Expi-   |        |or      |        |Trans-   |direct |       |
|           |        |        |        ---------------------|Exer-   |ra-     |        |Number  |        |action(s)|(I)    |       |
|           |        |        |        |     | |      |     |cis-    |tion    |        |of      |        |(Instr.  |(Instr.|       |
|           |        |        |        | Code|V| (A)  | (D) |able    |Date    |Title   |Shares  |        | 4)      | 4)    |       |
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|Operating  |1-for-1 |3/4/    | N/A    |  J  | |17,000|     | Immed. | N/A    |Common  |17,000  |        |1,583,495|(Note 2)(Note 2)
|Partnership|        |2003    |        |     | |      |     |        |        |Shares  |        |        |(Note 2) |       |       |
|Units      |        |        |        |(Note| |      |     |        |        |        |        |        |         |       |       |
|           |        |        |        | 1)  | |      |     |        |        |        |        |        |         |       |       |
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Explanation of Responses:

                                                                               /s/ Ross Dworman
**   Intentional misstatements or omissions of facts                  -----------------------------------    -----------------------
     constitute Federal Criminal Violations. See 18 U.S.C.              **Signature of Reporting Person                Date
     1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be
       manually signed. If space is insufficient, see
       Instruction 6 for procedure.

                                                                                                                   Page 2 of 3 Pages

NAME AND ADDRESS: Ross Dworman
                  c/o Acadia Realty Trust
                  20 Soundview Marketplace
                  Port Washington, NY 11050

ISSUER NAME AND
TRADING SYMBOL:   Acadia Realty Trust (AKR)

STATEMENT FOR:    March 4, 2003

NOTE 1:           On March 4, 2003, Kenneth Bernstein, President and Chief Executive Officer of the Registrant, transferred 17,000
                  Operating Partnership Units ("OP Units") to Mr. Dworman, representing a partial settlement of a pre-existing partnership agreement among them.

NOTE 2:           Direct derivative security holdings include 1,000,000 vested options issued pursuant to the 1999 Share Incentive
                  Plan and 162,467 OP Units which are owned directly by Mr. Dworman and exchangeable into a like number of common shares of beneficial interest. Indirect derivative security holdings consists of 421,028 OP Units, which are exchangeable into a like number of common shares of beneficial interest, beneficially owned by Mr. Dworman through his equity interests in various corporations, limited liability companies and limited partnerships which are the record holders of such OP Units.